Exhibit 99.1
Steel Vault Corporation Receives Investment From Company Executives
Insiders Led Group to Increase Its Investment in Company
DELRAY BEACH, Fla. March 23, 2009 — Steel Vault Corporation (OTCBB: SVUL) (“Steel Vault” or the “Company”) announced today that it issued a $190,000 Note, convertible into common stock at any time at a price of $0.44 per share, to an investment group led by its Chairman and CEO. The $190,000 in proceeds will be used to support the Company’s continued subscriber growth and working capital needs.
On March 20, 2009, the Company entered into a convertible promissory note (the “Note”) with Blue Moon Energy Partners LLC (“Blue Moon”), a group led by Steel Vault Chairman Scott R. Silverman and CEO William J. Caragol, whereby Blue Moon invested another $190,000 into the Company, increasing the total investment to date to $590,000. The Note is payable on demand after March 20, 2011, and accrues interest at five percent per year.
William J. Caragol, Chief Executive Officer of Steel Vault, said, “This investment will enable the Company to enhance the roll-out of our marketing campaigns and expansion of our subscriber base. Based on year-to-date subscriber growth, this investment reflects the confidence that Blue Moon, Scott and I have about the future of the Company.”
About Steel Vault Corporation
Steel Vault, formerly known as IFTH Acquisition Corp., is a premier provider of identity security products and services, including credit monitoring, credit reports, and other identity theft protection services. Since 2004, its subsidiary, National Credit Report.com, has specialized in providing a variety of credit information to consumers to help protect them from identity theft and fraud.
Statements about Steel Vault’s future expectations, including that the capital will be used to support the Company’s continued subscriber growth and working capital needs, that the investment will enable the Company to enhance the roll-out of its marketing campaigns and expansion of its subscriber base, the expectation of continued progress of the Company based on year-to-date subscriber growth and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on December 24, 2008, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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Contacts:
Steel Vault
Allison Tomek
561-805-8000
atomek@steelvaultcorp.com
CEOcast
Dan Schustack
212-732-4300
dschustack@ceocast.com